EXHIBIT 99.2

[PHARMOS CORPORATION LOGO]                                 FOR IMMEDIATE RELEASE
99 Wood Avenue South, Suite 311                    Contact - U.S.: Gale T. Smith
Iselin, NJ 08830                                                    732-452-9556
www.pharmoscorp.com                               Contact - Israel: Irit Kopelov
                                                                     08-940-9679

                  Pharmos Sells $16.75 Million in Common Stock

Iselin, NJ, August 23, 2004 - Pharmos Corporation (Nasdaq: PARS) announced today that it has raised $16.75 million gross proceeds in an issuance of common stock with several institutional investors. The proceeds will be used for general corporate purposes. Rodman & Renshaw, Inc. and Harris Nesbitt acted as co-lead placement agents on this transaction.

Haim Aviv, Chairman and Chief Executive Officer said, "This financing will allow us to more aggressively pursue our promising CB2 platform while maintaining focus on our top investment priority, Dexanabinol for Traumatic Brain Injury. We see this opportunity in the market as a means to solidify our cash reserves for growth and success."

An aggregate of approximately 5.58 million shares of common stock were issued utilizing a shelf registration declared effective by the Securities and Exchange Commission in November 2003 and later amended in December 2003, and the offering was priced at $3.00 per share. Investors in the offering do not have any repricing or other adjustment rights for their common stock. This transaction completes the balance of this shelf registration.

About Pharmos Pharmos discovers, develops, and commercializes novel therapeutics to treat a range of indications, in particular neurological and inflammation-based disorders. The Company's first neuroprotective product is dexanabinol, a tricyclic dextrocannabinoid, currently undergoing clinical testing as a treatment for severe traumatic brain injury (TBI) and as a preventive agent against post-surgical cognitive impairment. Other dextrocannabinoid compounds and CB2-selective receptor agonist compounds from Pharmos' proprietary synthetic cannabinoid library are being studied in pre-clinical programs targeting stroke, pain, multiple sclerosis and other disorders.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the expected use of the proceeds from this offering, to the prospective market penetration of its drug products, to the development and commercialization of the Company's pipeline products and to the Company's expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.